Exhibit 99.1

Suite 2710 - 200 Granville Street	Tel: 604.683.6332
Vancouver, BC	Fax: 604.408.7499
Canada V6C 1S4	www.ithmines.com

NR24-01	January 22, 2024

International Tower Hill Mines Announces US$2.5 Million

Non-Brokered Private Placement

Vancouver, British Columbia, January 22, 2024 – International Tower Hill Mines Ltd. (the “Company”) - (TSX: ITH) (NYSE American: THM) today announced that it has completed a non-brokered private placement (the “Private Placement”) pursuant to which it has issued common shares to existing major shareholders to raise gross proceeds of approximately USD $2.5 million.

The Private Placement consisted of 3,807,911 common shares of the Company, representing approximately 1.9% of the 195.9 million common shares issued and outstanding prior to the completion of the Private Placement, at a price of USD$0.664 per common share, the closing price of the Company's common shares on the NYSE American on January 12, 2024. The Private Placement was taken up by current institutional shareholders of the Company, Paulson & Co. Inc., Sprott Asset Management USA, Inc., and Kopernik Global Investors, LLC on behalf of Heptagon plc Kopernik Global All-Cap Equity Fund. The Company intends to use the net proceeds of the Private Placement for general working capital purposes. Following completion of the Private Placement, the Company has 199,693,442 common shares issued and outstanding.

Karl Hanneman, Chief Executive Officer, said “This modest financing was completed with respect for our current shareholders to minimize dilution and reflects our low G&A expenses as we position the Livengood Gold Project to respond to a strong gold market. We remain appreciative of our major shareholders who recognize the great leverage that the Livengood Gold Project offers in a rising gold market, given the size of the gold resource, its unique and positive fundamentals, and our land status and proximity to Fairbanks.”

The Private Placement has received the required regulatory approvals including approval of the Toronto Stock Exchange and the NYSE American. All common shares issued in the Private Placement are subject to a hold period in Canada of four months and one day from the closing of the Private Placement. All common shares issued in the United States will be subject to resale restrictions under U.S. federal and state securities laws.

As certain of the institutional shareholders qualify as related parties of the Company, the Private Placement was a “related party transaction” within the meaning of Multilateral Instrument 61-101 Protection of Minority Security Holders in Special Transactions (“MI 61-101”). The Company is relying upon exemptions from the formal valuation and minority shareholder approval requirements of MI 61-101 on the basis that the fair market value of the shares issued to such shareholders does not exceed 25% of the Company’s current market capitalization.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the common shares issued in the Private Placement, nor shall there be any offer or sale of the common shares issued in the Private Placement in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

International Tower Hill Mines Ltd.	- 2 -	January 22, 2024
NR24-01 Continued

About International Tower Hill Mines Ltd.

International Tower Hill Mines Ltd. has a 100% interest in its Livengood Gold Project located along the paved Elliott Highway, 70 miles north of Fairbanks, Alaska.

On behalf of
International Tower Hill Mines Ltd.

(signed) Karl L. Hanneman

Chief Executive Officer

Contact Information:	Richard Solie, Jr., Manager - Investor Relations
E-mail: rsolie@ithmines.com
Direct line: 907-328-2825 Toll-Free: 1-855-428-2825

This news release is not, and is not to be construed in any way as, an offer to buy or sell securities in the United States.